Exhibit 23(i)
                            Linda Caron, M.Sc., P.Eng
                              Consulting Geologist
                                    Box 2493
                            Grand Forks, B.C. V0H 1H0
                     phone: (250)442-5078 fax: (250)442-0256

October 11, 2000

Mr. Ruairidh Campbell
1403 East 900 South,
Salt Lake City,
Utah 84105


Dear Mr. Campbell,

Re:      InvestNet Inc. (the "Company")
         SB-2 Filing

I refer to the SB-2 Filing of the Company dated Aug 3, 2000 (the "Prospectus") relating to the sale and issue of 10,000,000 common shares in the capital of the Company at a price of $0.01 per share.

I prepared a written report dated June 23, 2000 and amended October 11, 2000, entitled "BOW MINES PROPERTY - Summary Report" which has been included in the Prospectus as EX-10-3 (the "Report").

I have read the Prospectus and confirm that:

(a) I have no reason to believe that there are any misrepresentations in the information contained in the Prospectus derived from the Report or that is within my knowledge as a result of the investigations and enquiries made by me in connection with the preparation of the Report; and

(b) the section in the Prospectus headed "DESCRIPTION OF BUSINESS" fairly and accurately summarizes information contained in the Report and omits no material information contained in the Report.

I hereby consent to the inclusion in the Prospectus of a statement to the effect that I prepared the Report, I consent to the inclusion in the Prospectus information extracted or summarized from the Report and I consent to the use of the Report in connection with the Prospectus.



Yours truly,



/s/  Linda Caron, P.Eng.
--------------------------
Linda Caron, P.Eng.


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